Exhibit 3(i)

RESTATED CERTIFICATE OF INCORPORATION
OF
PIER 1 IMPORTS, INC.

PIER 1 IMPORTS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

(1)           The name of the corporation is PIER 1 IMPORTS, INC.

(2)           The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on April 30, 1986.

(3)           The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation without a vote of the stockholders pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation in the form set forth as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
PIER 1 IMPORTS, INC.

FIRST:  The name of the corporation is PIER 1 IMPORTS, INC.

SECOND:  The registered office of the corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington in the County of New Castle, in the State of Delaware.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:  The purpose for which the corporation is formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of all classes of stock which the corporation shall have authority to issue is five hundred twenty million (520,000,000). The total number of shares of stock which the corporation shall have authority to issue are divided into two classes, five hundred million (500,000,000) shares of which are designated as Common Stock having a par value of one-tenth of one cent ($0.001) per share (the “Common Stock”), and twenty million (20,000,000) shares of which are designated as Preferred Stock having a par value of one dollar ($1.00) per share (the “Preferred Stock”).

Subject to § 213 of General Corporation Law of the State of Delaware, each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder.

The Preferred Stock may be issued in one or more series. With respect to each series of Preferred Stock, the Board of Directors of the corporation is expressly authorized to fix by resolution or resolutions (i) the number of shares of Preferred Stock of such series as to which the resolution or resolutions apply, and (ii) the designations and the powers, preferences, and rights, and the qualifications, limitations or restrictions thereof, to the full extent permitted by the General Corporation Law of the State of Delaware in respect of such series of Preferred Stock.

FIFTH:  The name and address of the Sole Incorporator is as follows:

NAME	ADDRESS

J. Rodney Lawrence	Pier 1 Inc.
301 Commerce Street, Suite 600
Fort Worth, Texas 76102

SIXTH:  The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws.  Election of directors need not be by written ballot unless the bylaws so provide.

SEVENTH:  (a)  Limitation on Certain Liability of Directors and Officers.  A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under § 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer is found by a court of law to have derived an improper personal benefit.

(b)  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that, except as provided in paragraph (c) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.  The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition;  provided however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise.  The corporation may, by action of its Board of Directors, provide indemnification to other employees or agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(c)  Right of Claimant to Bring Suit.  If a claim under paragraph (b) of this Article is not paid in full by the corporation within forty-five days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.  Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d)  Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(e)  Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

EIGHTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

NINTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

PIER 1 IMPORTS, INC. has caused this Restated Certificate of Incorporation to be duly executed in its corporate name by the undersigned authorized officer on October 9, 2009.

PIER 1 IMPORTS, INC.

By:	/s/ MICHAEL A. CARTER
Name:	Michael A. Carter
Title:	Senior Vice President and General Counsel, Secretary